Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Second Quarter 2017 Financial and Operating Results and Increases Full-Year 2017 Guidance

Increased 2017 Adjusted EBITDA guidance range to $380 million to $400 million, a $15 million increase in mid-point guidance

Record crude oil gathering volumes on the Bakken Arrow System of 82 MBbls/d, up 19% from first quarter 2017 volumes and up 39% from second quarter 2016 volumes; Bear Den Processing Plant in-service Q3 2017

Delaware Basin Nautilus gathering system placed in-service in June 2017; Executed EPC agreement to construct the Orla Processing Plant and Orla Express Pipeline

HOUSTON, TEXAS, August 1, 2017 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended June 30, 2017.

Second Quarter 2017 Highlights1

•	Second quarter 2017 net income of $0.3 million, compared to a net loss of $37.1 million in second quarter 2016[2]

•	Second quarter 2017 Adjusted EBITDA of $97.3 million, compared to $106.5 million in the second quarter 2016; Adjusted EBITDA for the second quarter 2017 reflects the deconsolidation of Stagecoach Gas Services compared to the second quarter 2016 which included 100% contribution in April and May 2016

•	Second quarter 2017 distributable cash flow of $61.3 million, compared to $70.6 million in second quarter 2016; The second quarter 2017 coverage ratio was approximately 1.5x

•	Second quarter 2017 O&M and G&A expenses, net of non-cash unit based compensation, decreased by $17.6 million, or 25% from second quarter 2016

•	Declared second quarter 2017 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, to be paid on August 14, 2017 to unitholders of record as of August 7, 2017

Management Commentary

“Crestwood’s second quarter 2017 outperformance was the result of a very strong contribution from our gathering and processing segment, driven by record volume growth on the Bakken Arrow system and improved fundamentals across our SW Marcellus, Barnett, PRB Niobrara and Delaware Basin gathering systems,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “With Adjusted EBITDA and distributable cash flow of $97.3 million and $61.3 million, respectively, we posted another quarter of healthy leverage and distribution coverage ratios at 3.98x and 1.5x, respectively.”

Mr. Phillips continued, “Importantly, in the first half of 2017, our operations, technical and safety teams have done a great job of executing on key construction projects, completing many of the initially identified Bakken Arrow gathering system expansions and the initial phase of the Shell Nautilus gas gathering system in the Delaware Permian, which we finished under budget and ahead of

[1]	Please see non-GAAP reconciliation table included at the end of the press release.
[2]	Net loss for the second quarter 2016 included $32.7 million of non-cash charges on long-lived assets.

-more-

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schedule. Additionally, our commercial teams have announced a series of new large scale expansion projects, including the Bakken Arrow Bear Den pipeline and processing plant and the Orla Express pipeline and processing plant in the Delaware Permian. The Bakken Bear Den projects will extend our value chain, enhance producer net-backs and improve flow assurance which is critical to our Bakken producers. The Delaware Permian Orla projects are designed to fully integrate our basin-wide position by ultimately connecting our Northern Delaware (Willow Lake) assets with our Shell Nautilus system in the Southern Delaware. Both of these growth projects are underpinned by significant long-term acreage dedications, robust producer activity and impressive recent well results, which we expect to drive considerable volume growth in these active areas.”

“Finally, during the quarter Crestwood expanded its Delaware Permian partnership with First Reserve, our general partner and largest unitholder, to provide growth capital for the Orla projects and ensure we can meet our leverage and coverage targets for 2017 and 2018. As a result of our strong second quarter performance, improved long-term fundamentals and growing backlog of visible growth projects, Crestwood is increasing its earnings guidance for full-year 2017 by almost 5% and continues to be positioned to resume distribution growth in 2018.”

Second Quarter 2017 Segment Results and Outlook

Gathering and Processing segment EBITDA totaled $68.1 million in the second quarter 2017, compared to $58.8 million in the second quarter 2016. Second quarter 2017 G&P segment EBITDA excludes $3.1 million of cash received from the Jackalope joint venture under the new minimum revenue agreement that went effective in January 2017 that is currently accounted for as deferred revenue. During the second quarter 2017, average natural gas gathering volumes were 923 million cubic feet per day (“MMcf/d”), gas processing volumes were 221 MMcf/d, compression volumes were 471 MMcf/d, crude oil gathering volumes were 82 thousand barrels per day (“MBbls/d”) and produced water volumes were 36 MBbls/d. Segment volumes during the quarter increased as a result of record gathering volumes on the Bakken Arrow system, and a 5%, 28% and 42% increase in SW Marcellus, PRB Niobrara, and Delaware Basin volumes, respectively, compared to the first quarter 2017. Gathering volume growth is expected to remain strong in the second half of 2017 as a result of (i) 30 to 50 projected well connections on the Bakken Arrow system; (ii) eight drilled-but-uncompleted wells on the SW Marcellus system are expected to be brought online during the third quarter 2017; (iii) continued well workover and maintenance activity on the Barnett system; and (iv) two rigs currently developing dedicated acreage on the Jackalope system in the PRB Niobrara.

Storage and Transportation segment EBITDA totaled $16.6 million in the second quarter 2017, compared to $44.8 million in the second quarter 2016, exclusive of 2016 non-cash long-lived asset charges. The S&T segment reflects lower EBITDA primarily as a result of deconsolidated operating results related to the formation of the Stagecoach Gas Services joint venture in June 2016. During the second quarter 2017, natural gas storage and transportation volumes averaged 2.3 Bcf/d, compared to 1.5 Bcf/d in the second quarter 2016, as a result of increased NE producer volumes driven by favorable NE Marcellus gas pricing on the TGP 300 line in the second half of 2016. Market fundamentals in the NE Marcellus remain positive due to increased producer production forecasts and downstream takeaway projects, which have positively impacted pipeline infrastructure development opportunities for the Stagecoach joint venture. In the Bakken, the COLT Hub contributed EBITDA of $7.9 million, $17.4 million year-to-date, as a result of increased spot market business that led to average rail loading of approximately 44 MBbls/d at the facility, or 10% above the current take-or-pay contract levels of 40 MBbls/d.

Marketing, Supply and Logistics segment EBITDA totaled $15.1 million in the second quarter 2017, compared to $13.0 million in the second quarter 2016, exclusive of changes in the fair value of commodity inventory-related derivative contracts. Crestwood realized stronger marketing and storage

NEWS RELEASE

margins during the second quarter of 2017 compared to second quarter of 2016 due to stronger propane, butane, and natural gasoline spreads. Crestwood also entered into several new NGL marketing arrangements during the second quarter of 2017 and placed into service a new rail-to-truck NGL terminal in Montgomery, NY. Crestwood has begun receiving and delivering loads at the Montgomery terminal which is expected to increase propane supply reliability into high demand regions of New York.

Combined O&M and G&A expenses, net of non-cash unit based compensation, in the second quarter 2017 decreased 25%, or $17.6 million, compared to the second quarter 2016. The decrease was comprised of a $5.7 million reduction in O&M and G&A expenses associated with the Stagecoach deconsolidation and related significant transaction costs, and an $11.9 million, or 17%, reduction in other O&M and G&A expenses.

Second Quarter 2017 Business Update

Bakken - Arrow Gathering System

During the second quarter, the Arrow system averaged crude oil volumes of 82 MBbls/d, natural gas volumes of 50 MMcf/d and produced water volumes of 36 MBbls/d, an increase of 19%, 1% and 15%, respectively, compared to volumes in the first quarter 2017, and an increase of 39%, 16% and 30%, respectively, from volumes in the second quarter 2016. Increased volumes were driven by increased development activity as producers on the Arrow system continue to improve drilling efficiencies and well productivity as evidenced by spud-to-rig release timing of less than twelve days, reduced drilling and completion costs to $5.5 million and initial 30-day production rates averaging in excess of 1,700 barrels of oil per day. Year-to-date, Crestwood has connected 59 wells to the Arrow system and expects to connect an additional 30 to 50 wells in the second half of 2017. During the second quarter 2017, Crestwood spent approximately $15 million of capital to expand natural gas and water handling capabilities to meet producer activity. Crestwood expects additional system upgrades to be complete during the third and fourth quarters of 2017. The DAPL interconnect went into service in the second quarter 2017 and is estimated to have improved producer net-backs by approximately $2.00 – $3.00 per barrel.

Crestwood has commenced construction of the 30 MMcf/d Bear Den Plant that will provide firm processing capacity to Arrow’s customers. The Bear Den Plant, which is targeted to be in-service late third quarter 2017, will offer greater flow assurance and competitive netbacks for increasing production volumes from producers on the Arrow system and acreage surrounding the Fort Berthold Indian Reservation. The project is expected to cost approximately $115 million, with approximately $36 million spent in the second quarter 2017. The Bear Den Plant is supported by volumes produced on the Arrow system that are 100% owned by Crestwood and are currently being processed by a third-party.

Delaware Basin Update

On June 21, 2017, Crestwood announced that Crestwood Permian Basin Holdings LLC (“CPJV” – 50/50 joint venture between Crestwood and First Reserve) completed the acquisition of Crestwood’s Willow Lake gathering and processing assets located in Eddy County, New Mexico. CPJV now owns all of Crestwood’s Delaware Basin assets. The contribution of Willow Lake into CPJV is the first step in Crestwood’s strategy of expanding and integrating its Delaware Basin footprint to create a super system spanning over two million acres located across Reeves, Loving and Ward counties, TX and Eddy and Lea counties, NM. CPJV is actively pursuing organic growth opportunities for existing and

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new customers that will further expand gathering and processing opportunities into Orla, stabilization and blending capabilities, and water handling services. CPJV current project updates are as follows:

•	Nautilus System: On June 2, 2017, Crestwood initiated service on the Nautilus natural gas gathering system for a subsidiary of Royal Dutch Shell plc (“Shell”) in Loving and Ward counties, TX. The initial build-out included 20 receipt point meters, 60 miles of pipeline, a 24 mile high pressure header system, 10,800 horsepower of compression and a high pressure delivery point. This phase of the system was completed without any employee or contractor recordable safety incidents, ahead of schedule, and under budget. Currently, there are four rigs active on the Nautilus system. Shell has the option to purchase up to a 50 percent equity interest in the system prior to September 1, 2017. To date, CPJV has invested approximately $60 million in the initial build-out of the Nautilus system, approximately $21 million net to Crestwood.

•	Orla Processing Plant and Pipeline: CPJV has begun engineering, survey and right-of-way acquisition work and executed a turnkey EPC agreement to construct the 200 MMcf/d cryogenic gas processing plant located in Reeves County, TX (the “Orla Plant”) and the Orla Express Pipeline, a 33 mile, 20 inch high pressure line connecting the existing Willow Lake gathering system in Eddy County, NM to the Orla plant. As previously announced, Crestwood contributed its Willow Lake gathering and processing assets to CPJV at a value of $151 million, and this value will be credited as part of Crestwood’s capital requirements to the expansion projects. Crestwood will continue to receive 100% of the available cash flow generated by the Willow Lake assets until the earlier of the Orla plant in-service date or June 30, 2018, at which time the parties will receive distributions on a 50/50 basis. Initial project capital is expected to be approximately $170 million with an in-service date in the second half of 2018.

•	Willow Lake: During the second quarter 2017, Willow Lake gathering and processing volumes increased 54% and 65%, respectively, over the second quarter 2016 as a result of increased development activity from existing and new producers around the system. Crestwood has begun construction of an additional 30 MMcf/d dew point control skid gas processing unit at Willow Lake (combined total processing capacity of approximately 90 MMcf/d) to meet producer volumes forecasted during the construction phase of the Orla processing plant and Orla Express pipeline. The Orla projects, once completed, are expected to result in improved gas and NGL market connections, higher net-backs, improved NGL recoveries and greater flow assurance for our Willow Lake area producers. Crestwood expects to spend approximately $5 million on the Willow Lake plant expansion with a targeted in-service date of September 1, 2017.

Revised 2017 Guidance

The following projections were revised based on first half of 2017 actual results, expected development activity in the second half of 2017 (including the expected third quarter 2017 in-service dates for the Bakken Bear Den Processing Plant and Willow Lake expansion project), and early project in-service dates for the Nautilus gathering system in the Delaware Basin. The following projections are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

•	Adjusted EBITDA of $380 million to $400 million

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•	Contribution by operating segment is set forth below:

$US millions	Adj. EBITDA Range
Operating Segment	Low		High
Gathering & Processing	$285	-	$295
Storage & Transportation	85	-	90
Marketing, Supply & Logistics	75	-	80
Less: Corporate G&A	(65)		(65)

FY 2017 Totals	$380	-	$400

•	Distributable cash flow of $210 million to $230 million

•	Cash distributions of $2.40 per common unit resulting in full-year 2017 cash distribution coverage ratio of approximately 1.2x to 1.4x

•	Forecasted year-end 2017 leverage ratio range of approximately 4.0x to 4.5x

•	Growth project capital spending and joint venture contributions unchanged in the range of $225 million to $250 million

•	Maintenance capital spending unchanged in the range of $20 million to $25 million

Capitalization and Liquidity Update

As of June 30, 2017, Crestwood had approximately $1.6 billion of debt outstanding, comprised of $1.2 billion of fixed-rate senior notes and $443 million outstanding under its $1.5 billion revolving credit facility. Crestwood’s leverage ratio was 3.98x as of June 30, 2017. Crestwood currently has 69.6 million preferred units outstanding (par value of $9.13 per unit) which pay an annual distribution of 9.25% payable quarterly in cash or through the issuance of additional preferred units. On August 14, 2017, holders of the preferred units will receive 1.6 million additional preferred units related to the second quarter 2017 distribution declared. Based on 2017 year-to-date outperformance, Crestwood expects to begin cash payments for the preferred units beginning with the third quarter 2017 distribution.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, presentation materials will be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	Goldman Sachs Power, Utilities, MLPs and Pipelines Conference on August 10, 2017 in New York, NY.

•	Citi 1x1 MLP and Midstream Infrastructure Conference on August 16-17, 2017 in Las Vegas, NV.

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will

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be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Second Quarter 2016 Long-Lived Asset Charges

During the second quarter 2016, Crestwood’s storage and transportation segment recognized a non-cash loss of approximately $32.7 million primarily due to the deconsolidation of Crestwood’s NE S&T assets on June 3, 2016 as a result of the contribution of the assets to Stagecoach.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Gathering and processing	$404.7	$268.8	$772.8	$507.0
Storage and transportation	8.5	53.8	18.5	113.2
Marketing, supply and logistics	436.7	278.6	886.2	516.3
Related party	0.4	0.7	0.9	1.4

Total revenues	850.3	601.9	1,678.4	1,137.9

Costs of product/services sold:
Gathering and processing	350.7	221.9	663.2	397.4
Storage and transportation	0.1	1.9	0.1	4.8
Marketing, supply and logistics	374.8	221.8	741.7	402.5
Related party	4.0	4.4	8.1	8.7

Total cost of products/services sold	729.6	450.0	1,413.1	813.4

Expenses:
Operations and maintenance	34.2	45.0	67.9	86.8
General and administrative	22.7	28.9	49.1	51.9
Depreciation, amortization and accretion	48.7	64.4	97.1	126.7

	105.6	138.3	214.1	265.4
Other operating expenses:
Loss on long-lived assets, net	—	(32.7)	—	(32.7)
Goodwill impairment	—	—	—	(109.7)

Operating income (loss)	15.1	(19.1)	51.2	(83.3)
Earnings from unconsolidated affiliates, net	9.6	6.2	17.7	12.7
Interest and debt expense, net	(24.1)	(34.3)	(50.6)	(70.4)
Gain (loss) on modification/extinguishment of debt	(0.4)	10.0	(37.7)	10.0
Other income, net	0.1	0.1	0.2	0.2

Income (loss) before income taxes	0.3	(37.1)	(19.2)	(130.8)
Benefit for income taxes	—	—	0.1	—

Net income (loss)	0.3	(37.1)	(19.1)	(130.8)
Net income attributable to non-controlling partners	6.3	6.0	12.4	11.9

Net loss attributable to Crestwood Equity Partners LP	(6.0)	(43.1)	(31.5)	(142.7)
Net income attributable to preferred units	13.5	8.1	31.3	9.7

Net loss attributable to partners	$(19.5)	$(51.2)	$(62.8)	$(152.4)

Subordinated unitholders’ interest in net loss	$—	$—	$—	$—

Common unitholders’ interest in net loss	$(19.5)	$(51.2)	$(62.8)	$(152.4)

Net loss per limited partner unit:
Basic	$(0.28)	$(0.74)	$(0.90)	$(2.21)

Diluted	$(0.28)	$(0.74)	$(0.90)	$(2.21)

Weighted-average limited partners’ units outstanding (in thousands):
Basic	69,655	69,044	69,676	68,978
Dilutive units	—	—	—	—

Diluted	69,655	69,044	69,676	68,978

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	June 30, 2017	December 31, 2016
	(unaudited)
Cash	$2.3	$1.6

Outstanding debt:
Crestwood Midstream Partners LP (a)
Revolving Credit Facility	$443.0	$77.0
Senior Notes	1,200.0	1,475.2
Other	3.0	5.5

Subtotal	1,646.0	1,557.7
Less: deferred financing costs, net	32.0	34.0

Total debt	$1,614.0	$1,523.7

Total partners’ capital	$2,436.6	$2,539.0

Crestwood Equity Partners LP partners’ capital
Common units outstanding	70.0	69.5

(a)	CEQP and its subsidiaries do not provide credit support or guarantee any amounts outstanding under the credit facility or senior notes of Crestwood Midstream.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
EBITDA
Net income (loss)	$0.3	$(37.1)	$(19.1)	$(130.8)
Interest and debt expense, net	24.1	34.3	50.6	70.4
(Gain) loss on modification/extinguishment of debt	0.4	(10.0)	37.7	(10.0)
Benefit for income taxes	—	—	(0.1)	—
Depreciation, amortization and accretion	48.7	64.4	97.1	126.7

EBITDA (a)	$73.5	$51.6	$166.2	$56.3
Significant items impacting EBITDA:
Unit-based compensation charges	5.4	4.8	12.7	9.3
Loss on long-lived assets, net	—	32.7	—	32.7
Goodwill impairment	—	—	—	109.7
Earnings from unconsolidated affiliates, net	(9.6)	(6.2)	(17.7)	(12.7)
Adjusted EBITDA from unconsolidated affiliates, net	17.8	10.6	33.4	19.7
Change in fair value of commodity inventory-related derivative contracts	3.7	3.5	(14.9)	0.8
Significant transaction and environmental related costs and other items	6.5	9.5	8.5	10.7

Adjusted EBITDA (a)	$97.3	$106.5	$188.2	$226.5

Distributable Cash Flow
Adjusted EBITDA (a)	$97.3	$106.5	$188.2	$226.5
Cash interest expense (b)	(23.0)	(32.5)	(48.0)	(66.9)
Maintenance capital expenditures (c)	(9.5)	(3.3)	(11.8)	(7.8)
Benefit for income taxes	—	—	0.1	—
Deficiency payments	0.3	3.7	(0.2)	5.2

Distributable cash flow attributable to CEQP	65.1	74.4	128.3	157.0
Distributions to Niobrara Preferred	(3.8)	(3.8)	(7.6)	(7.6)

Distributable cash flow attributable to CEQP common (d)	$61.3	$70.6	$120.7	$149.4

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with our 2017 realignment of our Marketing, Supply and Logistics trucking and transportation operations, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization plus or minus fair value adjustments.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, deficiency payments (primarily related to deferred revenue). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
EBITDA
Net cash provided by operating activities	$74.0	$58.7	$132.9	$193.0
Net changes in operating assets and liabilities	(16.8)	(2.7)	(1.6)	(53.3)
Amortization of debt-related deferred costs, discounts and premiums	(1.7)	(1.7)	(3.5)	(3.4)
Interest and debt expense, net	24.1	34.3	50.6	70.4
Unit-based compensation charges	(5.4)	(4.8)	(12.7)	(9.3)
Loss on long-lived assets, net	—	(32.7)	—	(32.7)
Goodwill impairment	—	—	—	(109.7)
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	(0.8)	—	(0.5)	0.8
Deferred income taxes	0.1	0.5	0.7	0.6
Benefit for income taxes	—	—	(0.1)	—
Other non-cash (income) expense	—	—	0.4	(0.1)

EBITDA (a)	$73.5	$51.6	$166.2	$56.3
Unit-based compensation charges	5.4	4.8	12.7	9.3
Loss on long-lived assets, net	—	32.7	—	32.7
Goodwill impairment	—	—	—	109.7
Earnings from unconsolidated affiliates, net	(9.6)	(6.2)	(17.7)	(12.7)
Adjusted EBITDA from unconsolidated affiliates, net	17.8	10.6	33.4	19.7
Change in fair value of commodity inventory-related derivative contracts	3.7	3.5	(14.9)	0.8
Significant transaction and environmental related costs and other items	6.5	9.5	8.5	10.7

Adjusted EBITDA (a)	$97.3	$106.5	$188.2	$226.5

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and gain (loss) on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with our 2017 realignment of our Marketing, Supply and Logistics trucking and transportation operations, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Gathering and Processing
Revenues	$439.2	$300.1	$838.1	$559.5
Costs of product/services sold	354.7	226.3	671.3	406.1
Operations and maintenance expense	18.2	20.9	35.6	38.7
Goodwill impairment	—	—	—	(8.6)
Earnings from unconsolidated affiliate, net	1.8	5.9	3.4	11.0

EBITDA	$68.1	$58.8	$134.6	$117.1

Storage and Transportation
Revenues	$10.2	$54.9	$22.0	$114.7
Costs of product/services sold	0.1	1.9	0.1	4.8
Operations and maintenance expense	1.3	8.5	2.4	15.7
Loss on long-lived assets	—	(32.7)	—	(32.7)
Goodwill impairment	—	—	—	(13.7)
Earnings from unconsolidated affiliates, net	7.8	0.3	14.3	1.7

EBITDA	$16.6	$12.1	$33.8	$49.5

Marketing, Supply and Logistics
Revenues	$400.9	$246.9	$818.3	$463.7
Costs of product/services sold	374.8	221.8	741.7	402.5
Operations and maintenance expense	14.7	15.6	29.9	32.4
Goodwill impairment	—	—	—	(87.4)

EBITDA	$11.4	$9.5	$46.7	$(58.6)

Total Segment EBITDA	$96.1	$80.4	$215.1	$108.0
Corporate	(22.6)	(28.8)	(48.9)	(51.7)

EBITDA	$73.5	$51.6	$166.2	$56.3

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Gathering and Processing (MMcf/d)
Bakken - Arrow	49.6	42.8	49.4	43.4
Marcellus	378.2	417.6	369.1	440.6
Barnett	321.4	306.1	326.2	302.9
Permian	55.2	31.7	47.1	29.4
PRB Niobrara - Jackalope Gas Gathering (a)	60.5	66.0	53.9	67.5
Other	58.3	82.1	60.2	85.1

Total gas gathering volumes	923.2	946.3	905.9	968.9
Processing volumes	221.3	214.5	214.8	213.6
Compression volumes	470.5	452.7	468.5	484.7
Arrow Midstream
Bakken Crude oil (MBbls/d)	81.7	58.9	75.2	63.5
Bakken Water (MBbls/d)	36.1	27.7	33.8	27.2

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	34.7	35.8	35.2	35.1
% of operational capacity contracted	100%	100%	100%	100%
Firm storage services (MMcf/d) (a)	399.5	182.2	343.1	235.2
Interruptible storage services (MMcf/d) (a)	6.0	18.3	3.5	20.5
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,477.2	1,352.0	1,444.8	1,352.5
% of operational capacity contracted	83%	78%	81%	82%
Firm services (MMcf/d) (a)	1,420.8	1,040.1	1,370.0	1,034.3
Interruptible services (MMcf/d) (a)	89.6	111.7	82.8	114.6
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	26.2	30.4	28.7	29.8
% of operational capacity contracted	68%	79%	75%	78%
Firm storage services (MMcf/d) (a)	236.8	124.4	266.1	146.0
Interruptible services (MMcf/d) (a)	133.4	49.8	85.9	74.6
COLT Hub
Rail loading (MBbls/d)	44.0	89.4	50.9	86.4
Outbound pipeline (MBbls/d) (b)	19.3	7.6	14.4	13.1

Marketing, Supply and Logistics
Crude barrels trucked (MBbls/d)	5.1	10.4	6.1	11.7
NGL Operations
Supply & Logistics volumes sold (MBbls/d)	79.4	79.5	86.2	83.8
West Coast volumes sold or processed (MBbls/d)	35.0	21.9	30.7	21.1
NGL volumes trucked (MBbls/d)	49.0	36.8	56.6	48.3

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Full Year 2017 Adjusted EBITDA and Distributable Cash Flow Guidance

Reconciliation to Net Income

(in millions)

(unaudited)

Net income (loss)	$(13) - $7
Interest and debt expense, net	105
Loss on modification/extinguishment of debt	38
Depreciation, amortization and accretion	195
Unit-based compensation charges	25
Earnings from unconsolidated affiliates	(50) - (55)
Adjusted EBITDA from unconsolidated affiliates	80 - 85

Adjusted EBITDA	$380 - $400

Cash interest expense (a)	(100)
Maintenance capital expenditures (b)	(20) - (25)
Cash distributions to preferred unitholders (c)	(45)

Distributable cash flow attributable to CEQP common unitholders (d)	$210 - $230

(a)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization plus or minus fair value adjustments.
(b)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(c)	Includes cash distributions to Crestwood Niobrara preferred unitholders and cash distributions to preferred unitholders.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, deficiency payments (primarily related to deferred revenue). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.